EXHIBIT 11
                                TSI Incorporated
                        Computation of Per Share Earnings

                                                      Three Months Ended June 30, 1997
                                                      --------------------------------
                                                            1997             1996
                                                        -----------      -----------
Primary
Average shares outstanding                               11,494,354       11,209,850

Net effect of dilutive stock options, based on the
treasury stock method using average market price            313,599          459,265
                                                        -----------      -----------

Total                                                    11,807,954       11,669,115

Net Earnings                                            $ 1,482,254      $ 1,872,946

Primary per share amounts                               $       .13      $       .16

Fully Diluted

Average shares                                           11,494,354       11,209,850

Net effect of dilutive stock options, based on the
treasury stock method using the period-end market
price, if higher than the average market price              313,594          452,467
                                                        -----------      -----------

Total                                                    11,795,007       11,662,317

Net Earnings                                            $ 1,482,254      $ 1,872,946

Fully diluted per share amounts                         $       .13      $       .16
